EXHIBIT 99.2

The following form of e-mail is being sent to certain shareholders via the Internet and employee-shareholders of the Registrant in connection with the Registrant’s 2011 Annual Meeting of Shareholders.

EMAIL TO SHAREHOLDERS AND

EMPLOYEE SHAREHOLDERS OF AMERICAN EXPRESS COMPANY

RECEIVING PROXY MATERIALS VIA THE INTERNET

Note: material within brackets indicates use of a hyperlink

Dear American Express Shareholder,

The 2011 Annual Meeting of Shareholders of American Express Company will be held at the Company’s New York City headquarters at 200 Vesey Street, 26th Floor, New York, New York 10285, on Monday, May 2, 2011, at 9:00 a.m. Eastern Time.

As a shareholder of American Express Company, you are entitled to vote the American Express Company shares held in your name. Your shares may be held:

•

directly in your name as the shareholder of record, including shares purchased through the BuyDIRECT Stock Purchase Plan administered by our transfer agent, BNY Mellon, or restricted stock awards issued to employees under our long-term incentive plans; or

•	indirectly through the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

Please note that if you also hold American Express Company shares in “street name” through a broker or a bank, you will receive separate instructions from your broker or bank to vote those shares.

This e-mail represents all shares in the following account(s):

[NAME]

To vote your proxy you will need to use your unique control number:

[#]

INTERNET VOTING

You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site. http://www.proxyvote.com/[#]

For viewing purposes only, you may also access the American Express Company Annual Report and Proxy Statement on the American Express Web site at http://ir.americanexpress.com.

Note: If your e-mail software supports it, you can simply click on the above links.

To access ProxyVote.com, you will need your four-digit PIN:

•	If you have previously set up a PIN at www.proxyvote.com, use the four-digit PIN you selected. Otherwise, your PIN is the last four digits of your Social Security number.

•	If you have previously set up a PIN and have forgotten it, please follow the instructions on www.proxyvote.com

TELEPHONE VOTING

If you are located in the United States or Canada you can vote your shares by calling 1-800-690-6903 (toll-free). You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

BEFORE YOU VOTE

Before voting, please review the Company’s 2010 Annual Report to Shareholders and the 2011 Proxy Statement which are available online on the Web sites specified above. Shareholders who would like to receive a printed copy of the Annual Report, the Proxy Statement or a copy of the proxy card can send an e-mail to the Secretary’s Office at john.nowak@aexp.com.

Please note: To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 27, 2011. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

All other shares may be voted through 11:59 p.m. Eastern Time on Sunday, May 1, 2011.

Your vote is important. We encourage you to vote promptly.

Thank you,

Carol V. Schwartz

Secretary

American Express Company